Exhibit 99.2

FOR IMMEDIATE RELEASE

CIT DECLARES PREFERRED DIVIDENDS

        NEW YORK – February 6, 2008 – CIT Group Inc. (NYSE: CIT), a leading global commercial finance company, today announced that its Board of Directors has declared quarterly cash dividends of $0.3968750 per share on the Company’s Series A preferred stock and $1.2972500 per share on the Company’s Series B preferred stock. The preferred stock dividends are payable on March 17, 2008 to holders of record on February 29, 2008.

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $80 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and small business administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. CIT will celebrate its Centennial beginning February 11, 2008. www.cit.com.

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MEDIA RELATIONS:
C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
curt.ritter@cit.com

INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com